BARRY M. GOLDWATER, JR. JOINS SURFNET AS CONSULTANT
                       AND BUSINESS ADVISORY BOARD MEMBER

SUMMARY:

FORMER CONGRESSMAN BARRY GOLDWATER JR. HAS JOINED SURFNET MEDIA GROUP, INC AS A CONSULTANT AND MEMBER OF ITS
BUSINESS ADVISORY BOARD.

PHOENIX, Aug. 30 -- SurfNet Media Group (BULLETIN BOARD: SFNM), an Internet broadcast media company, today announced that former Representative Barry Goldwater, Jr. has joined SurfNet as a consultant and member of its Business Advisory Board. Goldwater's services will focus on government and public affairs. His background includes 14 years in Congress and 8 years as a member of the New York Stock Exchange. Barry is a hands-on, take charge type of person with superior communication skills and excellent leadership abilities.

"We are thrilled by Barry's excitement about SurfNet, and the commitment of his talent and experience for SurfNet's benefit," commented SurfNet Chairman Robert Arkin.

SurfNet (http://www.surfnetmedia.com/) produces diverse audio content streamed 24/7. SurfNet's mission is to support and expand Internet communities by utilizing Internet broadcast media as a vehicle for communication and commerce. SurfNet's business opportunities include enabling sponsors to deliver cost-effective advertising content to targeted audiences by delivering corporate and genre based Internet radio to focused markets; streaming traditional and Internet radio directly to desktops; facilitating distributed enterprise communications; and providing rich media content for on-line advertising.

SurfNet produces original, live, Internet talk radio programming through its networks, VoiceAmerica(TM) Radio (http://www.voiceamerica.com/) and BusinessAmerica(TM) Radio (http://www.businessamericaradio.com/). SurfNet's patented Metaphor(TM) technology is an HTML media container that adds to websites/desktops in seconds without downloading, easily streams Internet radio programming and other rich media content, and instantly modifies from a single control point. Metaphor's applications include a media player, an email-free enterprise communications tool for business, membership and affinity groups, a multimedia toolbar and a mini-web page.

Forward-looking Disclaimer

This release contains "forward-looking statements" governed by Sections 27A of the Securities Act of 1933 and 21E of the Securities Act of 1934. SurfNet believes the expectations reflected in such forward-looking statements are reasonable, but cannot assure their fulfillment. Key factors could cause actual results to differ materially from those expressed in any forward-looking statement. SurfNet has no obligation to modify forward-looking statements to reflect future events or circumstances.







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